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                              SEVERANCE AGREEMENT
                                (LAURA PERRONE)

     This Agreement is by and between Micron Technology, Inc., a Delaware corporation ("the Company"), and Laura Perrone, an individual("the Employee"), and is executed as of June ___, 1998 to be effective as set forth in paragraph 8 below.

     WHEREAS, the Company has entered into an Agreement and Plan of Reorganization dated June 22, 1998 (the "Merger Agreement") with Rendition, Inc. ("Rendition"), pursuant to which Rendition will merge with and into the Company (the "Merger") with the Company to be the surviving entity. The Merger will be effective at the "Effective Time" as defined in the Merger Agreement; at which time the Employee will become an employee of the Company; and

     WHEREAS, the parties recognize that it is in the best interest of the Company to provide for a smooth transition when there is a change in employment; and

     WHEREAS, the parties desire that the Employee receive the benefits set forth herein, subject to all of the terms and conditions of this Severance Agreement (the "Agreement").

     NOW, THEREFORE, the parties agree as follows:

     1. TERMINATION OF THE EMPLOYEE. Subject to the provisions set forth herein, either the Company or the Employee may at any time terminate the Employee's active employment with the Company for any reason, voluntary or involuntary, with or without cause, by providing notice to that effect in writing. The date such notice is received by the other party shall be deemed the "Termination Date." Upon receipt by the Employee of a notice of termination from the Company, or upon the Company's request, the Employee will resign immediately from any and all capacities held within the Company, other than in the capacity of an employee for purposes of paragraph 2 below.

     2. EFFECT OF CERTAIN TERMINATION. The Employee shall be entitled to the benefits specified in paragraph 3 if termination of the Employee, pursuant to paragraph 1 above, occurs as a result of (i) involuntary termination of the Employee by the Company without Cause (as defined below), (ii) voluntary resignation by the Employee due to a significant reduction in the Employee's scope of responsibility with respect to the business conducted by Rendition prior to the Effective Time of the Merger that results in the Employee no longer carrying out principal financial and administrative functions for the Rendition business unit, or (iii) voluntary resignation by the Employee due to a change of fifty (50) miles or more in the location of employment as required by the Company. Each of the three (3) separate types of termination, as set forth in phrases (i) through (iii) of the preceding sentence, is hereby referred to as a "Triggering Event." In the event of a Triggering Event, beginning on the Termination Date and continuing for a period defined in paragraph 2(a) herein (the "Transition
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Period"), the Employee shall continue as an employee only for purposes of receiving the benefits specified in paragraph 3, and while employed in that capacity shall not perform any service or work that conflicts or competes with the interests or business of the Company. During the Transition Period, the Employee may continue in a consulting role with the Company, if both parties agree in writing to such effect.

     2(a). TRANSITION PERIOD. For purposes of this Agreement, the Transition Period shall be one hundred and eighty (180) days.

     2(b). DEFINITION OF CAUSE. For purposes of this Agreement, the term "Cause" shall mean (i) fraud, dishonesty, or commission of a felony or act of moral turpitude (e.g., theft, embezzlement and the like); (ii) material inattention to, substandard performance of, or willful misconduct with respect to, the duties of the Employee as an employee of the Company; (iii) a material violation of any written policy, rule or directive of the Company; or (iv) a material violation of any obligation or covenant in favor of the Company to which the Employee is subject, whether pursuant to the Additional Agreements (as defined below) or otherwise.

     3. BENEFITS DURING THE TRANSITION PERIOD. Provided the Employee complies with the terms of this Agreement, the Employee will receive during the Transition Period all benefits Customarily Provided (as defined below) to similarly situated employees of the Company, including, but not limited to, any applicable salary, bonus, and the continued vesting of any granted stock options, as if the Employee's employment had continued during that period. The term "Customarily Provided" refers to Company practices and plans with respect to employee benefits and compensation in effect as of the Termination Date. For purposes of this provision, however, it is understood that the Employee, during the Transition Period, will not be entitled to any new grants of interest in any applicable future bonus pool, nor to any new grants of stock options. It is further understood that the Employee will not be entitled to payment of any compensation that is deferred past the Transition Period due to payment criteria of any incentive program, as those criteria existed as of the Termination Date. No action by the Company or the Company's Board of Directors may affect the Employee's receipt of the benefits set forth above, other than as provided herein.

     4. CONFIDENTIALITY. The parties agree that no Statements (as defined below) regarding the Employee's termination or change in employment status will be made other than to indicate that the reasons for, and circumstances of, the termination or change in employment status are CONFIDENTIAL and that each of the Company, the Board of Directors, and the Employee are obligated to make "no comment" regarding the termination or change in employment status. For purposes of this paragraph, "Statements" include, but are not limited to, statements to the press, analysts, and journalists. Nothing in this paragraph is meant to prevent the Company from disclosing any facts required to be disclosed pursuant to statute or regulation.

     5.     TERMINATION/EXPIRATION.   This Agreement will commence and become
effective as set forth in paragraph 8.  This Agreement will terminate and expire

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upon the earlier of (i) the date one (1) year from the Effective Time of the
Merger, or (ii) the date the Employee turns 65 years of age (the "Expiration Date"). Any Triggering Event after the Expiration Date will not entitle the Employee to any of the benefits specified in paragraph 3 of this Agreement.

     6. RELEASE. Upon receipt of all benefits under this Agreement, the Employee and Company settle, waive, and voluntarily release any and all claims each has or may have against the other, inclusive of any of the Company's affiliates, officers, directors, employees or agents, both individually and in their official capacities, which claims accrued prior to the end of the Transition Period.

     7. FINAL AGREEMENT. Except as set forth below, this Agreement supersedes all prior agreements, and is the entire and final understanding of the parties as to the subject matter hereof. This Agreement is in addition to, and does not supersede or modify in any fashion, the provisions of any Assignment of Rights & Inventions and/or Confidential Information agreements executed by Employee in favor of the Company (collectively, the "Additional Agreements"). The obligations contained in the Additional Agreements shall continue independent of the obligations of one another and of this Agreement. Without prejudicing or limiting, in any manner, any of the rights or remedies set forth in or contemplated by the Additional Agreements, the Employee acknowledges and agrees that any breach of the Additional Agreements shall constitute a breach of this Agreement.

     8. EFFECTIVE DATE OF THE AGREEMENT. This Agreement will commence and become effective as of the Effective Time of the Merger, provided that if the Effective Time of the Merger does not occur on or before December 15, 1998, this Agreement shall be null and void. This Agreement will terminate and expire as set forth in paragraph 5.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

MICRON TECHNOLOGY, INC.                  LAURA PERRONE
                                         (EMPLOYEE)



/s/ Steven R. Appleton                   /s/ Laura Perrone
By: Steven R. Appleton
    Chairman, CEO and President

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